EXHIBIT 99.1

Smith-Midland Reports Fourth Quarter and Year End 2025 Financial Results

Company Sets Records With 19 Percent Increase in Annual Revenue and 63 Percent Increase in Net Income

MIDLAND, VA – April 14, 2026 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its fourth quarter and year-end results for the period ended December 31, 2025.

Fourth Quarter 2025 Summary (compared to prior-year quarter)

•	Revenue increased 25 percent to $23.1 million
•	Product sales increased 26 percent to $13.8 million
•	Operating income of $3.2 million compared to $1.9 million
•	Net income of $2.1 million, or $0.40 per diluted share, compared to $1.4 million and $0.26

Full Year 2025 Summary

•	Revenue increased 19 percent to $93.4 million
•	Shipping and installation revenue increased 21 percent
•	Gross margin increased by 240 basis points to 27.9 percent
•	Net income of $12.5 million, or $2.36 per diluted share compared to $7.7 million and $1.45

“2025 was a banner year for Smith-Midland, as we once again posted our highest annual revenue and net income in company history,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Revenue increased 19 percent from the prior year, thanks to growth across all aspects of our business. This growth, combined with our proactive cost management efforts, resulted in a 63 percent increase in annual net income.

“We believe the outlook for 2026 remains very favorable for our products, as funding from the Infrastructure and Jobs Act for highway projects continues to drive opportunities for both our Soundwall panels and barrier rentals. Our Easi-Set and Easi-Span building sales are benefiting from increased marketing efforts, and the approaching timeline for MASH-TL3 compliance remains an ongoing opportunity for our patented JJ-Hooks highway barrier system. We also expect to see continued growth in our barrier rentals thanks to our expanded rental fleet, which allows us to participate in larger scale projects. Overall, we remain well-positioned to meet the increased demand across the multiple sectors we serve and deliver long-term value to our shareholders,” concluded Smith.

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Fourth Quarter 2025 Results

The Company reported 2025 fourth quarter revenues of $23.1 million compared to $18.5 million in the fourth quarter of 2024. Product sales for the quarter were $13.8 million, a 26 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $9.3 million compared to $7.5 million for the fourth quarter of 2024.

Gross profit increased to $5.5 million compared to $4.4 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter was 23.9% compared to 23.7% in the fourth quarter of 2024.

Operating income for the quarter was $3.2 million compared to $1.9 million in the prior-year quarter. The improvement was primarily due to the higher revenue base and lower selling, general and administrative expenses. Net income for the fourth quarter was $2.1 million, or $0.40 per diluted share, compared to net income of $1.4 million, or $0.26 per diluted share basis in the fourth quarter of 2024.

Full-Year 2025 Results

Revenues for the year totaled $93.4 million compared to $78.5 million in 2024. Product sales for the full year were $48.3 million compared to $45.6 million in the previous year. Higher Soundwall, SlenderWall and Easi-Set sales more than offset a decrease in utility and miscellaneous sales. Service revenue increased to $45.2 million compared to $32.9 million, primarily due to higher barrier rentals and shipping and installation revenues.

Gross profit was $26.0 million compared to $20.0 million in the prior year. Gross margin for the full year was 27.9%, a 240-basis point improvement compared to the prior year. The year-over-year increase is primarily attributable to better fixed cost absorption due to the higher revenue base and multiple special barrier rental projects in the first half of 2025.

Operating income for the year was $17.0 million, compared to $9.9 million in the prior year. Net income for 2025 was $12.5 million, or $2.36 per diluted share, compared to $7.7 million, or $1.45 per diluted share.

Product Sales

Total product sales for the full year 2025 were $48.3 million compared to $45.6 million in the prior year. Soundwall sales were $14.6 million compared to $11.8 million in fiscal 2024. The increase is primarily associated with increased production across all three facilities. Easi-Set and Easi-Span Building Sales increased to $11.5 million compared to $6.7 million in 2024 due to increased production across all locations. SlenderWall sales were $3.6 million, compared to no sales in 2024. Barrier sales were $4.4 million compared to $3.9 million in the prior year related to increased sales in the Carolinas. Architectural sales for the year were $3.3 million compared to $4.2 million primarily due to projects in the prior year that did not recur in 2025. Miscellaneous wall sales decreased by 26 percent from the prior year to $3.8 million due to timing of contracts compared to 2024. Utility product sales were $4.3 million compared to $7.8 million in 2024. The decrease was due to accelerated data center development in the prior year.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $45.2 million for the full year 2025 compared to $32.9 million in the prior year. Shipping and installation revenue was $21.3 million compared to $17.6 million in 2024. The increase is primarily attributed to the shipping and installation of SlenderWall and Soundwall that were mostly produced in 2024. Barrier rental revenue was $19.7 million compared to $12.0 million in 2024. The increase is primarily attributed to two special rental projects in the first half of the year and greater utilization of the company’s rental fleet. Royalty income increased 28 percent year over year to $4.2 million.

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Balance Sheet and Liquidity

As of December 31, 2025, Smith-Midland's cash totaled $11.9 million compared to cash and investments totaling $7.5 million for fiscal 2024. Account receivables totaled $27.4 million; and debt totaled $4.4 million as of December 31, 2025. Capital spending totaled $9.2 million compared to $6.2 million in 2024.

Macro Environment and Outlook

The Company anticipates similar product sales volumes throughout 2026 compared to 2025, as funding related to the Infrastructure Investment and Jobs Act continues through state and local governments in 2026. The Company continues to increase marketing and sales efforts towards SlenderWall®  sales and barrier rentals, in line with long-term strategic objectives. Barrier rentals, exclusive of special barrier projects, is expected to be higher in 2026 than in 2025, although given the high level of special barrier projects in 2025, it is likely for there to be a decrease in 2026 from this revenue source. Backlog was approximately $53.1 million recorded as of March 2025 compared to $59.5 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in; Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the United States Government, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, cyber security risks, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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